UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

Amendment No. 1

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 29, 2010

FIRST CITIZENS BANCSHARES, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	001-16715	56-1528994
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4300 Six Forks Road Raleigh, North Carolina	27609
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (919) 716-7000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

EXPLANATORY NOTE

On February 4, 2010, First Citizens BancShares, Inc. (BancShares) filed a Current Report on Form 8-K to report that its wholly owned subsidiary, First-Citizens Bank & Trust Company (FCB), had entered into a definitive agreement (Agreement) with the Federal Deposit Insurance Corporation (FDIC) on January 29, 2010, pursuant to which FCB purchased substantially all of the assets and assumed the majority of the liabilities of First Regional Bank (First Regional) of Los Angeles, California.

This Current Report on Form 8-K/A is being filed to update the disclosures in Item 2.01 and to provide the financial information required by Item 9.01. In reliance on guidance provided in Staff Accounting Bulletin, Topic 1:K, Financial Statements of Acquired Troubled Financial Institutions (SAB 1:K), BancShares has omitted certain financial information of First Regional required by Rule 3-05 of Regulation S-X and the related proforma information under Article 11 of Regulation S-X. SAB 1:K provides relief from the requirements of Rule 3-05 of Regulation S-X under certain circumstances, including a transaction such as the one set forth in the Agreement, in which the Registrant engages in an acquisition of a troubled financial institution for which historical financial statements are not reasonably available and in which federal assistance is an essential and significant part of the transaction.

Item 2.01 – Completion of an Acquisition or Disposition of Assets

The Agreement provides that assets be purchased and liabilities be assumed by FCB at First Regional’s carrying value. Pursuant to the Agreement, FCB received a discount of $299.4 million on the assets and paid no deposit premium.

As required under accounting principles generally accepted in the United States (US GAAP) and as discussed in further detail in Item 9.01, the acquired assets and assumed liabilities were recorded at their estimated fair values. Except where otherwise indicated, the accompanying discussion of assets acquired and liabilities assumed are based on estimated fair values on the date of the Agreement.

First Regional Bank operated through 8 offices in the state of California, primarily serving Southern California. The fair value of assets purchased by FCB totaled $1.76 billion, including $1.28 billion in loans and $41.1 million in other real estate acquired through foreclosure (OREO). FCB assumed liabilities with a fair value of $1.65 billion, including $1.29 billion in deposits and $361.9 million in short-term borrowings.

The loans and foreclosed real estate purchased are covered by two loss share agreements between the FDIC and FCB (one for residential real estate loans and the other for all other loans and foreclosed real estate), which affords FCB significant loss protection. Under the loss share agreements, the FDIC will cover 80 percent of covered loan and foreclosed real estate losses up to $1.0 billion and 95 percent of losses in excess of that amount. The term for loss share on residential real estate loans is ten years, while the term for loss share on non-residential real estate loans is five years with respect to losses and eight years with respect to loss recoveries. The losses reimbursable by the FDIC are based on the book value of the relevant loan as determined by the FDIC at the date of the transaction. New loans made after that date are not covered by the loss share agreements.

Within 30 days after the end of each month beginning June 30, 2010 to January 31, 2020, FCB will deliver to the FDIC a certificate documenting the losses on single family residential mortgage loans, all other loans and foreclosed real estate and any recoveries offsetting prior losses on such loans.

Within 15 days after the FDIC accepts a certificate as described above, the FDIC will remit payment for the covered portion of a net loss reflected in such certificate. If a certificate reflects a net recovery, then FCB will remit to the FDIC the covered percentages at the time the certificate is submitted.

The Purchase and Assumption Agreement between FCB and the FDIC includes a true-up payment at the end of year 10. On March 17, 2020, the true-up measurement date, FCB is required to make a true-up payment to the FDIC equal to 50% of the excess, if any, of (i) 20% of the stated threshold, or $203.4 million, less (ii) the sum of (A) 25% of the asset discount, or $74.9 million, plus (B) 25% of the cumulative shared-loss payments plus (C) the cumulative servicing amount. The cumulative servicing amount is 1% of the average covered assets for each year during the terms of the loss share agreements.

An analysis of the likely short-term and long-term effects of the loss share agreements on FCB’s cash flows and reported results is included in Item 9.01 below.

The foregoing description of the Agreement, including the loss share agreements, is a summary and is qualified in its entirety by reference to the full version of the Agreement. A copy of the Agreement, including the loss share agreements, was attached as Exhibit 2.1 to the Form 8-K filed February 4, 2010.

Item 9.01 – Financial Statements and Exhibits

As set forth in Item 2.01 above, on January 29, 2010, FCB acquired most of the assets and assumed most of the liabilities of First Regional pursuant to the Agreement. The following discussion should be read in conjunction with the historical financial statements and the related notes of BancShares, which have been filed with the Securities and Exchange Commission and the audited statement of assets acquired and liabilities assumed, which is included as Exhibit 99.3 to this filing.

FAIR VALUE ESTIMATES

The determination of the fair value of assets acquired and liabilities assumed involves a high degree of judgment and complexity. Management estimated fair values of the acquired assets and assumed liabilities in accordance with US GAAP. However, the amount that BancShares realizes on these assets and liabilities could differ materially from the carrying value reflected in the financial statements. The fair value of the acquired loans, OREO and the FDIC receivable for loss share agreements reflects management’s best estimate of the amount to be realized on each of these assets. To the extent the actual values realized for the acquired loans and OREO are different from the estimates, the FDIC loss share receivable will generally be impacted in an offsetting manner due to the terms of loss share support from the FDIC.

SUMMARY

Including the impact of all fair value adjustments, acquired assets totaled $1.76 billion or 9.6 percent of BancShares’ consolidated assets as of December 31, 2009. The fair value of loans acquired totaled $1.28 billion, which represented 10.0 percent of gross loans and leases as of December 31, 2009. The fair value of OREO totaled $41.1 million. FCB recorded a $365.2 million receivable that was based on the present value of projected amounts to be received from the FDIC under the First Regional loss share agreements.

The fair value of total liabilities assumed equaled $1.65 billion or 9.8 percent of total liabilities at December 31, 2009. Deposit liabilities assumed totaled $1.29 billion or 8.4 percent of deposit liabilities at December 31, 2009. Short-term borrowings assumed from First Regional totaled $361.9 million or 56.3 percent of total short-term borrowings at December 31, 2009.

INVESTMENTS

The following table presents information regarding the securities portfolio acquired on January 29, 2010.

Type of Security	Par Value	Fair Value	Contractual yield	Average maturity (years/months)
	(dollars in thousands)

US Treasury bill	$250	$250	0.203%	0/1
US Treasury bill	2,000	2,000	0.178%	0/2
GSE Security	1,000	1,000	0.122%	0/3

Total	$3,250	$3,250

LOANS

The following table presents information regarding the loan portfolio acquired on January 29, 2010:

January 29, 2010
(thousands)
Loans covered by loss share agreements
Contractual balance of acquired loans:
Construction/land development	$617,272
Commercial mortgage	568,044
Residential mortgage	412,625
Commercial and industrial	245,009
Consumer	10,375

Total contractual balance of acquired loans	1,853,325
Fair value adjustment	(576,171)

Fair value of loans acquired	$1,277,154

The weighted average contractual loan yield was 4.94 percent as of January 29, 2010.

The following table provides the contractual maturity of loans acquired as of January 29, 2010:

January 29, 2010
(thousands)
Maturing:
During year one	$1,203,003
Between one and five years	634,059
After five years	16,263

Total	$1,853,325

Loans maturing later than one year after the acquisition date with variable contractual interest rates have a total contractual balance of $618.1 million and loans with a fixed contractual interest rate have a total contractual balance of $32.2 million.

See Note 6 to the statement of assets acquired and liabilities assumed for discussion of impaired loans.

DEPOSITS

The following table presents information regarding the First Regional deposits assumed by FCB:

January 29, 2010
(thousands)

Demand	$859,943
Savings	3,838
Time	423,938

Total assumed deposits	$1,287,719

All brokered deposits of First Regional were retained by the FDIC.

FCB recorded a core deposit intangible asset based on an estimated value of transaction accounts assumed from First Regional. The $4.8 million of core deposit intangible will be amortized on an accelerated basis over its estimated average life, which was determined to be four years. Non-transaction deposit balances were determined to have no core deposit intangible value.

The following table provides the scheduled maturity of time deposits assumed as of January 29, 2010:

Maturing during 12-month period ending January 29,
2011	$370,278
2012	45,063
2013	5,871
2014	1,980
2015	298
Thereafter	448

Total	$423,938

The weighted average contractual interest rate for assumed time deposits is 1.56 percent.

SHORT-TERM BORROWINGS

As of January 29, 2010, there were $251.9 million in contractual borrowings of First Regional outstanding from the Federal Home Loan Bank of San Francisco (FHLB). After a comparison of the discount rate for each borrowing with that of similar borrowing terms available at date of acquisition, it was determined that there would be no fair value adjustment for the FHLB borrowings. At January 29, 2010, the borrowings had a weighted average rate of 0.13 percent. The borrowings mature on various dates through March 8, 2010 and are secured by FHLB stock and $600 million contractual balance in loans. First Regional also had $110.0 million in overnight borrowings from the Federal Reserve Bank (FRB) as of January 29, 2010, which was paid out on February 1, 2010 by FCB.

RESULTS OF OPERATIONS

BancShares believes the transaction will improve net interest income, as interest earned on acquired loans and investments will exceed interest paid on assumed deposits and borrowings. The extent to which net interest income may be adversely affected by acquired loans that may be designated as nonaccrual loans at a later date will likely be offset by the loss share agreements and the related discounts recorded upon the purchase of the loans.

Based upon the acquisition date fair values of the net assets acquired, no goodwill was recorded. The transaction resulted in a gain of approximately $110.0 million, which will be included in noninterest income in the March 31, 2010 consolidated statement of operations in BancShares’ Quarterly Report on Form 10-Q. The gain resulted from the difference between the estimated fair values of acquired assets and assumed liabilities.

Purchased loans and OREO are covered by loss share agreements between the FDIC and FCB, which provide FCB with significant loss protection. Under the loss share agreements, the FDIC will cover 80 percent of covered loan and foreclosed real estate losses up to $1.0 billion and 95 percent of losses in excess of $1.0 billion. BancShares expects to be reimbursed by the FDIC for 80 percent of the post-acquisition losses incurred on loans and OREO. In addition, at the end of the loss share agreements, FCB may be required to make a true-up payment to the FDIC.

The loss share agreements will likely have a material impact on the cash flows and operating results of BancShares. It is likely that significant covered loan balances will experience deterioration in payment performance or will be determined to have inadequate collateral values to repay the contractual obligation. In such instances, BancShares will likely designate the loan as nonaccrual, which will affect operating results. If the borrower is unable to make the contractual payments, cash flows will be affected. If a loan is subsequently charged off after BancShares exhausts its collection efforts, the loss share agreements will cover a substantial portion of the loss associated with the covered assets.

BancShares does not currently expect to record any significant loan loss provisions in the foreseeable future related to First Regional’s loan portfolio because the loans were written down to estimated fair value in connection with the recording of the acquisition. Nevertheless, in the event that acquired loan quality deteriorates further in future periods, FCB will record provisions for loan losses and increases to the FDIC receivable.

BancShares believes that noninterest income and expense will both increase as a result of the First Regional transaction. Noninterest income will benefit from the service charge income, trust account fees and other fees generated by new customer relationships. Noninterest expenses will increase due to the personnel, occupancy and other operating costs resulting from the new markets.

LIQUIDITY

Assets acquired from First Regional include $37.5 million of highly-liquid assets (cash and overnight investments), which represent 2.1 percent of total acquired assets. These assets provide liquidity for various operating needs, including the funding of deposit runoff. In addition, the acquisition provides access to new customers, and allows BancShares the opportunity to generate new deposit balances as needed to support its liquidity position.

At December 31, 2009, BancShares’ highly-liquid assets totaled $1.2 billion, compared to $942.9 million at September 30, 2009. The $260.6 million increase in highly-liquid assets reflects the result of liquidity management decisions to provide sufficient liquidity to fund potential deposit run-off and repayment of short-term borrowings. Overnight borrowings from the FRB for $110.0 million assumed in the First Regional acquisition were paid out on February 1, 2010 by FCB.

BancShares’ liquidity remains adequate after the payout to FRB and experiencing deposit run-off at First Regional of approximately $121.8 million since date of acquisition.

CAPITAL

At December 31, 2009, BancShares and FCB were “well-capitalized.” The ratios shown below reflect the impact of the Venture Bank (VB) and Temecula Valley Bank (TVB) acquisitions. The impact of the acquisitions of VB or TVB was not material to the risk-based capital ratios or the leverage ratios of BancShares or FCB.

	December 31, 2009
	BancShares	FCB	Well-capitalized requirement
Tier 1 risk-based capital ratio	13.34%	11.74%	6.00%
Total risk-based capital ratio	15.59%	13.99%	10.00%
Tier 1 leverage capital ratio	9.54%	8.63%	5.00%

On March 5, 2010, FCB announced that it had entered into an agreement with the FDIC to purchase substantially all the assets and assume the majority of the liabilities of Sun American Bank of Boca Raton, Florida. The management of Bancshares believes that considering the impact of Sun American Bank and First Regional, BancShares and FCB remain well-capitalized.

RISK FACTORS

Mergers and acquisitions

We must receive federal and state regulatory approvals before we can acquire a bank or bank holding company or acquire assets and assume liabilities of failed banks from the FDIC. Prior to granting approval, bank regulators consider, among other factors, the effect of the acquisition on competition, financial condition and future prospects including current and projected capital ratios, the competence, experience and integrity of management, our record of compliance with laws and regulations and the convenience and needs of the communities to be served, including our record of compliance under the Community Reinvestment Act. We cannot be certain when or if any required regulatory approvals will be granted or what conditions may be imposed by the approving authority.

In addition to the risks related to regulatory approvals, complications in the conversion of operating systems, data systems and products may result in the loss of customers, damage to our reputation, operational problems, one-time costs currently not anticipated or reduced cost savings resulting from a merger or acquisition. The integration could result in higher than expected deposit attrition, loss of key employees, disruption of our businesses or the businesses of the acquired company or otherwise adversely affect our ability to maintain relationships with customers and employees or achieve the anticipated benefits of the acquisition.

With respect to the 2009 and 2010 acquisitions, the exposures to prospective losses on certain assets are covered under loss share agreements with the FDIC. These loss share agreements impose certain obligations on us that, in the event of noncompliance, could result in the disallowance of our rights under those agreements.

Unfavorable changes in economic conditions

BancShares’ business is highly affected by national, regional and local economic conditions. These conditions cannot be predicted or controlled, and may have a material impact on our operations and financial condition. Unfavorable economic developments such as an increase in unemployment rates, decreases in real estate values, rapid changes in interest rates, higher default and bankruptcy rates and various other factors could weaken the national economy as well as the economies of specific communities that we serve. Weakness in our market areas, continuation or deepening of the current recession or a prolonged recovery could depress our earnings and financial condition because borrowers may not be able to repay their loans, collateral values may fall, and loans that are currently performing and other long-lived assets may become impaired.

Instability in real estate markets

Disruption in residential housing markets including reduced sales activity and falling market prices have adversely affected collateral values and customer demand, particularly with respect to our operations in Atlanta, Georgia and Southwest Florida. Instability in residential and commercial real estate markets could result in higher credit losses in the future if customers default on loans that, as a result of lower property values, are no longer adequately collateralized. The weak real estate markets could also affect our ability to sell real estate acquired through foreclosure.

Operational and data security risk

We are exposed to many types of operational risks, including reputation risk, legal and compliance risk, the risk of illegal activities conducted by employees or outsiders, data security risk and operational errors. Our dependence on automated systems, including the automated systems used by acquired entities and third parties, to record and process transactions may further increase the risk that technical failures or tampering of those systems will result in losses that are difficult to detect. We are also subject to disruptions of our operating systems arising from events that are wholly or partially beyond our control.

Liquidity

Liquidity is essential to our businesses. Our deposit base represents our primary source of liquidity, and we normally have the ability to stimulate deposit growth through our pricing strategies. However, in circumstances where our ability to generate needed liquidity is impaired, we would need access to alternative liquidity sources such as overnight or other short-term borrowings. While we maintain access to alternative funding sources, we are dependent on the availability of collateral, the counterparty’s willingness to lend to us and their liquidity capacity.

Litigation

The frequency of claims and amount of damages and penalties claimed in litigation and regulatory proceedings against financial institutions remain high. Substantial legal liability or significant regulatory action against us may have material adverse financial effects or cause significant reputational harm.

Financial Statements

The following financial statements are attached hereto as Exhibit 99.3 and incorporated by reference into this Item 9.01:

Audited Statement of Assets Acquired and Liabilities Assumed at January 29, 2010

(d) Exhibits

99.3	Statement of Assets Acquired and Liabilities Assumed at January 29, 2010

FORWARD-LOOKING STATEMENTS

Statements in this document and exhibits relating to plans, strategies, economic performance and trends, projections of results of specific activities or investments, expectations or beliefs about future events or results, and other statements that are not descriptions of historical facts, may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.

Forward-looking information is inherently subject to risks and uncertainties, and actual results could differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in our annual report on Form 10-K, our quarterly reports on Form 10-Q, and in other documents filed by us from time to time with the Securities and Exchange Commission.

Forward-looking statements may be identified by terms such as “may,” “will,” “should,” “could,” “expects,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “predicts,” “forecasts,” “projects,” “potential” or “continue,” or similar terms or the negative of these terms, or other statements concerning opinions or judgments of BancShares’ management about future events.

Factors that could influence the accuracy of those forward-looking statements include, but are not limited to, the financial success or changing strategies of our customers, customer acceptance of our services, products and fee structure, the competitive nature of the financial services industry, our ability to compete effectively against other financial institutions in our banking markets, actions of government regulators, the level of market interest rates and our ability to manage our interest rate risk, changes in general economic conditions that affect our loan and lease portfolio, the abilities of our borrowers to repay their loans and leases, the values of real estate and other collateral, the impact of the acquisitions of Temecula Valley Bank, Venture Bank, First Regional Bank, Sun American Bank and other developments or changes in our business that we do not expect.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We have no obligation to update these forward-looking statements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, we have duly caused this Report to be signed on our behalf by the undersigned thereunto duly authorized.

FIRST CITIZENS BANCSHARES, INC.
(Registrant)

Date: April 16, 2010	By:	/s/ Kenneth A. Black
Kenneth A. Black Chief Financial Officer